EX‑35.4

(logo) Prudential	Prudential Asset Resources, Inc. Prudential Mortgage Capital Company 2100 Ross Avenue, Suite 2500 Dallas, TX 75201 Tel 877-937-4500

 Wells Fargo Bank, National Association
Commercial Mortgage Servicing,
MAC D1086-120
550 South Tryon Street, 14th Floor
Charlotte, North Carolina 280202
Attention: WFRBS 2012-C6 Asset Manager

Re: WFRBS 2012-C6
Period: January 1, 2015 to December 31, 2015 (the “Reporting Period”)

Annual Compliance Statement

I, Timothy E. Steward, in my capacity as President and Managing Director of Prudential Asset Resources, Inc. (the “Company”) hereby certify with regard to the Company’s role as Sub‐Servicer under the Sub‐Servicing Agreement, (the “Agreement”) dated as of February 1, 2012 pertaining to the above‐referenced certificates, that:

(i)  a review of the activities of the Company under the Agreement during the period noted above, and of the performance of the Company under the Agreement during the reporting period has been made under my supervision, and

(ii)  to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the reporting period.

Effective as of March 1, 2016

/s/ Timothy E. Steward
Timothy E. Steward
President and Managing Director
Prudential Asset Resources, Inc.